Exhibit 99.1

Rumble Reports First Quarter 2023 Results

~ Revenue Increased 336% to $17.6 Million Compared to Q1 2022 ~

~ Key Performance Indicator, Minutes Watched Per Month, Increased to 10.8 Billion from 10.5 Billion in Q1 2022~

~ Rumble Adds YouTube’s Top US Gaming Streamer, IShowSpeed, and Twitch’s Most-Subscribed Streamer, Kai Cenat ~

~ Acquires Podcasting and Livestreaming Platform Callin, Founded by David Sacks ~

~ David Sacks to Join Board of Directors ~

LONGBOAT KEY, Fla., May 15, 2023 (GLOBE NEWSWIRE) -- Rumble Inc. (“Rumble”) (NASDAQ: RUM), the popular video-sharing platform, announced today financial results for the fiscal quarter ended March 31, 2023.

Q1 2023 Highlights

●	First quarter revenue increased over 336% to $17.6 million, compared to $4.0 million in the first quarter of 2022.
●	Average estimated Minutes Watched Per Month (“MWPM”) increased 3% in the first quarter of 2023 to 10.8 billion, compared to 10.5 billion in the first quarter of 2022, and 11.1 billion in the fourth quarter of 2022.
●	Hours of uploaded video per day increased 82% to 11,181 in the first quarter of 2023, compared to 6,158 in the first quarter of 2022 and 10,373 in the fourth quarter of 2022.
●	Average global Monthly Active Users (“MAUs”) increased 17% to 48 million, compared to 41 million in the first quarter of 2022, this compares to 80 million in the fourth quarter of 2022, the decrease primarily due to the overperformance of Q4, particularly around the U.S. midterm election cycle. Of the 48 million, 33 million were based in the U.S. and Canada, compared to 29 million in the U.S. and Canada during the first quarter of 2022.
●	As of March 31, 2023, Rumble’s balance of cash, cash equivalents and marketable securities was $326.3 million.
●	Made significant progress on its products, including the launch of a new interface for desktop and mobile web, Roku, and Android, greatly improving the user experience.
●	Launched Supporter Badges and monthly subscriptions to further monetize the creators’ channels, providing a 100% creator revenue share for Supporter Badges through the end of 2023.
●	Announced Rumble will exclusively manage Steven Crowder’s content, including his “Mug Club” community, which includes Bryan Callen, Nick Di Paolo, MrGunsNGear, and former SNL host Jim Breuer, and popular show “Louder with Crowder.” Crowder, who has more than 1.2 million followers on Rumble, reached over 58,000 subscribers for his “Mug Club” community prior to the end of the first quarter.
●	Announced Company’s first-ever pay-per-view content with the exclusive release of Russell Brand’s comedy special “Brandemic.”
●	Reached agreement with Power Slap for exclusive global rights to Seasons 2 and 3 of the popular slap fighting league, following securing streaming exclusivity for Power Slap’s inaugural event.
●	Announced Dan Bongino’s relaunch of “The Dan Bongino Show” as a live production on Rumble.
●	Bolstered the emerging Rumble Exclusives lineup with major personalities: Dave Rubin, Donald Trump Jr., Bob Menery, Kimberly Guilfoyle, Kim Iversen, Redacted News, and Rekieta Law.
●	Won a legal victory halting the enforcement of a New York law that would have forced social media platforms to target constitutionally protected speech.
●	Opened a new studio and U.S. headquarters in Longboat Key, Florida.
●	Announced an agreement for rights to Street League Skateboarding (SLS) and Nitro Rallycross (NRX), in addition to the previously announced Power Slap, giving Rumble certain exclusive rights to three sports leagues.

Subsequent to Quarter End Highlights

●	Continued to diversify its content with the announcement of an exclusive live stream show on Rumble by Kai Cenat, the #1 most-subscribed streamer in the history of Twitch, and IShowSpeed, the #1 U.S.-based gaming streamer on YouTube.
●	Announced the strategic acquisition of David Sacks’s company Callin, a podcasting and livestreaming platform, positioned to greatly accelerate Rumble’s product roadmap and enable a world class live streaming experience.
●	Announced an online streaming partnership with the Republican National Committee (RNC) for the first debate of the Republican presidential primaries, which is scheduled for August 2023. Rumble plans to feature the debate on the platform’s home page and make it available for viewers across the country on the RNC’s Rumble channel.
●	Continued to expand its growing roster of top media influencers and personalities with the signing of exclusive live streaming agreements with JiDion and DJ Akademiks.
●	Continued its expansion into live sports, with the announced live sports distribution with Bare Knuckle Fighting Championship (BKFC).

Management Commentary

“The first quarter of 2023 concluded with a major milestone of agreements for the rights to three sports leagues, SLS and NRX, in addition to the previously announced Power Slap, and subsequent to quarter end the addition of top streamers Kai Cenat and IShowSpeed. We believe we are not just a leader in political content, but are also leading in sports and culture. These mega influencers give us further access to a demographic that contains one of the most desired audiences to reach,” commented Rumble’s Chairman and CEO, Chris Pavlovski. “This strategic entry will prove essential as we build out RAC, the foundation for monetization, and add content to our platform that attracts an audience desirable to advertisers. The addition of live sports and top streamers positions Rumble to become the home and future of live digital sports and culture and will be essential to driving monetization. Importantly, our user engagement, the best indicator for our long-term revenue, was an estimated 10.8 billion Minutes Watched Per Month, and notably our hours of uploaded video on a year over year basis increased 82% to 11,181. We continue to capture market share from traditional streaming service providers, and most importantly Rumble is becoming home for not only our creators, but also our audiences, best evident by the increase in consumption.

“We remain in the position to empower and welcome independent creators offering a world class experience and the best economic toolkit on the internet. This commitment is exemplified by the acquisition of Callin, announced today, where an opportunity presented itself to greatly accelerate our product roadmap and enable us to build a world class live streaming experience. Our growth is grounded in our commitment to our mission and, most importantly, our authenticity. It’s this authenticity that is the driver of our values, strategic direction and the foundation of our company. I could not be more thrilled that as part of today’s announcement we plan to add a mission-aligned board member in David Sacks in the second half of June 2023. To this point, as we continue to grow this tremendous company and not waiver on our mission, we remain mindful of all our constituents, living the authenticity we preach and priding ourselves on delivering transparency to our creators, users, and shareholders.”

Q1 Financial Summary (Unaudited)

For the three months ended March 31,	2023	2022	Variance ($)	Variance (%)

Revenues	$17,615,375	$4,044,765	$13,570,610	336%

Expenses
Cost of services (content, hosting and other)	$26,014,365	$3,742,570	$22,271,795	595%
General and administrative	6,900,545	1,540,367	5,360,178	348%
Research and development	2,550,561	792,332	1,758,229	222%
Sales and marketing	3,297,079	810,505	2,486,574	307%

For the first quarter of 2023, revenue was $17.6 million, compared to $4.0 million in the first quarter of 2022, an increase of 336%. The increase is due to an $11.8 million increase in advertising revenue and a $1.8 million increase in licensing and other revenue. The increase in advertising revenue was driven by an increase in consumption as well as the introduction of new advertising solutions for creators, publishers and advertisers, including host read advertising and our online advertising management exchange (RAC), both of which we started to implement in the second half of 2022. The increase in licensing and other revenue was driven by tipping features within our platform as well as certain cloud, subscription, platform hosting fees, and provision of one-time content.

Cost of services was $26.0 million for the quarter, compared to $3.7 million in the first quarter of 2022. The increase is due to an increase in programming and content costs of $21.1 million, hosting expenses of $0.5 million, and other service costs of $0.7 million.

General and administrative expense was $6.9 million for the quarter, compared to $1.5 million in the first quarter of 2022. The increase is due to a $1.4 million increase in staffing-related costs, as well as a $4.0 million increase in other administrative expenses, most of which are public company-related including accounting, legal, investor relations, insurance and other administrative services.

Research and development expense was $2.6 million for the quarter, compared to $0.8 million in the first quarter of 2022. The increase is due to a $1.3 million increase in staffing-related costs, as well as a $0.5 million increase in costs related to computer software, hardware and other administrative expenses.

Sales and marketing expense was $3.3 million for the quarter, compared to $0.8 million in the first quarter of 2022. The increase is due to a $0.8 million increase in staffing-related and consulting service costs, as well as a $1.7 million increase in other marketing and public relations activities.

Liquidity

As of March 31, 2023, Rumble had cash, cash equivalents and marketable securities of $326.3 million.

Conference Call Webcast Information

Rumble will host a conference call at 5:00 p.m. Eastern Time today, Monday, May 15, 2023, to discuss its quarterly results. Access to the live webcast and replay of the conference call will be available here and on Rumble’s Investor Relations website at investors.rumble.com under ‘News & Events.’

Chris Pavlovski, the Chairman and CEO of Rumble, will also be interviewed by Matt Kohrs later this evening at 7:00 p.m. Eastern Time. The interview will be streamed live on the Matt Kohrs Rumble channel at rumble.com/MattKohrs.

Notes on KPIs

Monthly Active Users (“MAUs”). We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web and app users of Rumble for each month, which allows us to measure our total user base calculated from data provided by Google, a third-party analytics provider, using company-set parameters such as excluding users who access content on Rumble through “embedded” videos on domains other than rumble.com. We have used Google Analytics since we first began publicly reporting MAU statistics, and the resulting data have not been independently verified. There is a potential for minor overlap in the resulting data due to users who access Rumble’s content from both the web and the app in a given measurement period; however, given that we believe this minor overlap to be immaterial, we do not separately track or report “unique users” as distinct from MAUs. MAUs do not include embedded video, certain connected TV users, or users of the Locals platform. We also do not separately report the number of users who register for accounts in any given period, which is different from MAUs. Like many other major social media companies, we rely on significant paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine. Spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by our third-party analytics provider. We continually seek to improve our ability to estimate the total number of spam-generated users, and we eliminate material activity that is substantially likely to be spam from the calculation of our MAUs. We will not, however, succeed in identifying and removing all spam.

Estimated Minutes Watched Per Month (“MWPM”). We use estimated MWPM as a measure of audience engagement to help us understand the volume of engagement with our content on a monthly basis. Estimated MWPM represents the monthly average number of minutes watched within a quarterly period, which helps us measure the intensity of user engagement. Estimated MWPM is based on converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. We continually seek to improve our best estimates based on our observations of creator and user behavior on the Rumble platform, which changes based on the introduction of new product features, including livestreaming. We are currently limited, however, in our ability to collect data from certain aspects of our systems while we seek to improve our measurement capabilities. These limits may result in errors that are difficult to quantify, especially as the proportion of livestreaming on the Rumble platform increases over time, until we are able to measure MWPM directly. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, etc.), as well as what our management believes is a nominal amount of non-video traffic. Starting in the second quarter of 2022 we began transitioning a portion of Locals’ bandwidth consumption to our infrastructure. While this currently represents an immaterial amount of consumption, we expect this to grow in the coming quarters.

Hours of Uploaded Video Per Day. We use the amount of hours of uploaded video per day as a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis.

We regularly review, have adjusted in the past, and may in the future adjust our processes for calculating our key business metrics to improve their accuracy, including through the application of new data or technologies or product changes that may allow us to identify previously undetected spam activity. As a result of such adjustments, our key business metrics may not be comparable period-over-period.

About Rumble

Rumble is a high-growth neutral video platform that is creating the rails and independent infrastructure designed to be immune to cancel culture. Rumble’s mission is to restore the Internet to its roots by making it free and open once again. For more information, visit corp.rumble.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, results of operations, financial condition and cash flows (including revenues, operating expenses, and net income (loss)); our ability to meet working capital needs and cash requirements over the next 12 months; and our expectations regarding future results and certain key performance indicators. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “could,” “will,” “may,” “future,” “likely,” “on track to deliver,” “gaining momentum,” “continues to,” “looks forward to,” “begins to focus on,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward- looking statements include, but are not limited to, our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, our ability to grow and manage growth profitably, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history making it difficult to evaluate our business and prospects; our inability to effectively manage future growth and achieve operational efficiencies; our recent and rapid growth not being indicative of future performance; our inability to grow or maintain our active user base; our inability to achieve or maintain profitability; the possibility that we may be unable to monetize our expansion into live sports as currently anticipated, including with respect to our relationships with Power Slap, SLS, NRX and BKFC;  the possibility that we may be unable to reach definitive agreements with either or both Kai Cenat and IShowSpeed (each of whom has signed a binding term sheet with us), or if definitive agreements are entered into, the possibility that we may be unable to monetize such relationships as currently anticipated; our failure to comply with applicable privacy laws; occurrence of a cyber incident resulting in information theft, data corruption, operational disruption and/or financial loss; potential liability for hosting a variety of tortious or unlawful materials uploaded by third parties; negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; impediment of access to our content and services on the Internet; significant market competition that we face; changes to our existing content and services resulting in failure to attract traffic and advertisers or to generate revenue; our dependence on third party vendors; our inability to realize the expected benefits of financial incentives that we offer to our content creators; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; adverse effect on our business by compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Rumble Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo Twitter account (twitter.com/rumblevideo), the @rumble TRUTH Social account (truthsocial.com/@rumble), the @chrispavlovski Twitter account (twitter.com/chrispavlovski), and the @chris TRUTH Social account (truthsocial.com/@chris), which Chris Pavlovski, our Chairman and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

For investor inquiries, please contact:

Shannon Devine

MZ Group, MZ North America

203-741-8811

investors@rumble.com

Source: Rumble Inc.

Condensed Consolidated Interim Statements of Comprehensive Loss (Unaudited)

For the three months ended March 31,	2023	2022

Revenues	$17,615,375	$4,044,765

Expenses
Cost of services (content, hosting and other)	$26,014,365	$3,742,570
General and administrative	6,900,545	1,540,367
Research and development	2,550,561	792,332
Sales and marketing	3,297,079	810,505
Finance costs	-	810,817
Share-based compensation	1,800,135	16,986
Foreign exchange loss	15,906	27,577
Amortization and depreciation	681,074	225,627

Total expenses	41,259,665	7,966,781

Loss from operations	(23,644,290)	(3,922,016)
Interest income	3,307,927	8,698
Share of profit from joint venture	-	1,124
Changes in fair value of warrant liability	(8,331,750)	-

Loss before income taxes	(28,668,113)	(3,912,194)
Income tax recovery (expense)	-	-
Deferred tax recovery (expense)	-	-

Net loss and comprehensive loss	$(28,668,113)	$(3,912,194)

Loss per share:
Basic	$(0.14)	$(0.02)
Diluted	$(0.14)	$(0.02)

Weighted-average shares used to compute loss per share:
Basic	202,717,669	173,518,855
Diluted	202,717,669	173,518,855

Condensed Consolidated Interim Balance Sheets (Unaudited)

	March 31, 2023	December 31, 2022
Assets

Current assets
Cash and cash equivalents	$325,204,642	$337,169,279
Marketable securities	1,100,000	1,100,000
Accounts receivable, net	5,511,545	4,748,189
Prepaid expenses and other	6,997,177	9,342,691
	338,813,364	352,360,159
Prepaid expenses and other, long term	619,812	547,589
Capital assets	10,155,366	8,844,232
Right-of-use assets	1,166,903	1,356,454
Intangible assets	3,204,733	3,211,305
Goodwill	662,899	662,899
	$354,623,077	$366,982,638

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$17,587,702	$14,324,696
Deferred revenue	3,636,261	1,040,619
Lease liabilities	485,229	583,186
Income taxes payable	934	934
	21,710,126	15,949,435
Warrant liability	18,394,250	10,062,500
Lease liabilities, long-term	742,825	835,924
Other liability	500,000	500,000
	41,347,201	27,347,859
Commitments and contingencies

Shareholders’ equity
Common shares	768,357	768,357
Deficit	(57,450,814)	(28,782,701)
Additional paid-in capital	369,958,333	367,649,123
	313,275,876	339,634,779
	$354,623,077	$366,982,638

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

For the three months ended March 31,	2023	2022

Cash flows provided by (used in)

Operating activities
Net loss and comprehensive loss for the period	$(28,668,113)	$(3,912,194)
Adjustments to reconcile net loss to cash flows: used in operating activities:
Amortization and depreciation	681,074	229,416
Share-based compensation	2,309,210	16,986
Interest expense	7,459	7,990
Non-cash portion of operating lease costs	145,359	93,880
Repayment of lease liabilities	(154,323)	(51,840)
Loss on change in fair value of warrants	8,331,750	-
Share of profit from joint venture	-	(1,124)
Changes in assets and liabilities:
Accounts receivable	(763,356)	(506,045)
Prepaid expenses	2,273,291	(1,139,804)
Accounts payable and accrued liabilities	3,263,003	1,545,262
Deferred revenue	2,595,644	(306)
	(9,979,001)	(3,717,779)
Investing activities
Purchase of capital assets	(1,841,205)	(1,750,949)
Purchase of intangible assets	(144,431)	-
	(1,985,636)	(1,750,949)

Decrease in cash and cash equivalents during the period	(11,964,637)	(5,468,728)

Cash and cash equivalents, beginning of period	337,169,279	46,847,375
Cash and cash equivalents, end of period	$325,204,642	$41,378,647

Supplemental cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	-	-
Cash paid for lease liabilities	158,067	65,704